Exhibit 99.1

News Release



     BIOPHAN SELLS ONE MILLION SHARES OF COMMON STOCK TO SBI FOR $2 MILLION

      Financing to Fund Company's Development Objectives and Continue Expansion of Marketing Efforts

ROCHESTER, NY -- (BUSINESS WIRE) -- May 19, 2006 -- Biophan Technologies, Inc. (OTCBB: BIPH; FWB: BTN), a developer of next-generation medical technology, announced today that it has exercised a call requiring SBI Brightline XI, LLC to purchase 1 million shares of Biophan Common Stock at a price of $2 per share, as part of its financing agreement with SBI. Under the financing agreement, Biophan has the right, at any time at its sole discretion, to require SBI to purchase up to 9 million more shares of Common Stock at prices ranging from $2 to $4 per share. If the facility is fully utilized, the Company would receive aggregate proceeds of $30 million, at an average price of $3 per share.

"We are pleased to finally be moving forward with this critical component of our business plan," stated Michael Weiner, Biophan CEO. "It will give us access to the capital needed to meet our development objectives in several critical markets and to continue the expansion of our marketing efforts."

The activities to be supported by this funding will advance Biophan's internal research and development for safe and image compatible products and will further enhance the Company's strategic relationships, including:

      o     Licensing agreement with Boston Scientific (NYSE: BSX);
      o Cooperative Research and Development Agreement (CRADA) with the U.S. Food and Drug Administration (FDA) to research and define methods for measuring MRI safety of medical implants, focusing on the leads used with cardiac pacemakers, defibrillators, and neurostimulators;
      o Myotech's MYO-VAD(TM), a ventricular assist device (VAD), which does not contact blood, reducing the potential for complications that plague existing VADs;
      o Space Act Agreement with NASA for the development of implantable power systems using body heat vs. chemical batteries, and the Company's plan to bring its multiple technology platforms to market;
      o Negotiations for a strategic research collaboration between Siemens' Medical Solutions MRI Division in Europe and Biophan Europe GmbH, designed to provide new solutions in the growing field of interventional MRI medicine and MRI-assisted minimally invasive surgeries; and
      o Collaboration with NaturalNano on the development of novel nanomaterials to enable improved drug delivery.


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About Biophan Technologies

Biophan develops and markets cutting-edge technologies for the medical device industry that provide competitive advantages. The Company's founding goal was to make all biomedical devices capable of safely and successfully working with magnetic resonance imaging (MRI), problems which the Company has solved and begun to license to leading device manufacturers. The Company's mission has expanded to provide other technologies which will improve the delivery of healthcare. Biophan's technologies enable medical systems such as pacemakers, interventional surgical devices such as catheters and guidewires, and implants such as stents to be safely and/or effectively imaged under MRI. The Company is helping to commercialize the MYO-VAD(TM), a novel, MRI-compatible ventricular assist device which has significant potential to improve the treatment of many forms of acute and chronic heart disease. Other applications in development include drug delivery and power systems which derive energy from body heat. Committed to growth through innovation and developmental leadership, Biophan and its licensors now hold a total of 156 U.S. patents, licenses, or applications, plus international applications. This total includes 50 issued U.S. patents, 8 recently-allowed applications that will issue as patents in the near future, and 98 pending applications at various stages of examination at the U.S. Patent and Trademark Office. The patents cover areas including nanotechnology (nanomagnetic particle coatings), medical device designs, radio frequency filters, polymer composites, thermoelectric materials, and photonics. Biophan has joint development and licensing agreements with Boston Scientific Corporation and NASA's Ames Center for Nanotechnology. Under a Cooperative Research and Development Agreement (CRADA), Biophan will be collaborating with the US Food and Drug Administration's Science and Engineering Laboratories in the Center for Devices and Radiological Health to research and define methods for measuring MRI safety of medical implants. The focus of this work will include cardiac pacemaker and neurostimulation product used in the MRI environment. Biophan is traded on the OTC market under the symbol BIPH, and is also listed on the Frankfurt Stock Exchange under the symbol BTN.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements included in this press release may constitute forward-looking statements within the meaning of applicable securities laws. These statements reflect what Biophan anticipates, expects, or believes may happen in the future. Biophan's actual results could differ materially from the outcome or circumstance expressed or implied by such forward-looking statements as a result of a variety of factors including, but not limited to: Biophan's ability to develop its technologies; the approval of Biophan's patent applications; the successful implementation of Biophan's research and development programs; the ability of Biophan to demonstrate the effectiveness of its technology; the acceptance by the market of Biophan's technology and products incorporating such technology, the ability of Biophan to effectively negotiate and enter into contracts with medical device manufacturers for the licensing of Biophan's technology; competition; the ability of Biophan to raise capital to fund its operating and research and development activities until it generates revenues sufficient to do so; and the timing of projects and trends in future operating performance, as well as other factors expressed from time to time in Biophan's periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with Biophan's periodic filings with the SEC which are incorporated herein by reference. The forward-looking statements contained herein are made only as of the date of this press release, and Biophan undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.


Contact:
Biophan Technologies, Inc.
Carolyn Hotchkiss, 585-214-2407
or
Press Interviews:
Jennifer Gould, 212-843-8037